                                                                    EXHIBIT 99.1

                      MGAM INSTALLS 1,000TH MEGANANZA UNIT

AUSTIN, Texas, June 15, 2001 - Multimedia Games Inc. (Nasdaq: MGAM) announced today that the Company has now installed its 1,000th MegaNanza(TM) player station, and it appears that the daily hold per unit continues to exceed $200.

Gordon Graves, MGAM's Chairman and CEO, said, "MGAM still has an order backlog of more than 1,000 units, and now has its first substantial order from a tribe outside of Oklahoma. The majority of the last 150 "MegaNanza 30" games installed are presenting game outcomes in a new 8-liner, 64-credit format, rather than in the re-spin bonus round format used for the first 850 units. We call the new series the "Fruit Cocktail(TM)" series. Presently, we are running only a nickel-per-credit version of the game, and it has earned a daily average of more than $200 per unit. If the Fruit Cocktail games' win per day correlates to denomination per credit as with the re-spin format, the $0.10, $0.25, $0.50 and $1.00 versions should have an even greater hold per machine. Nevertheless, we expect to see some reduction in overall hold per day as we continue installing more units in Oklahoma.

"Our total revenue from MegaMania and the other Class II Legacy electronic bingo games appears to be currently running about 12% below the second quarter numbers. Due to the unprecedented demand and continuing backlog for MegaNanza, we took the opportunity to remove approximately 400 underperforming Class II Legacy games, and to convert an additional 200 of them to MegaNanza."

Mr. Graves added, "As we have regularly disclosed in our public filings, we face continuing uncertainty about the legality of our Class II games, including the "MegaNanza" game series. We designed MegaNanza based upon our understanding of the principles contained in the four court decisions upholding the Class II status of our MegaMania(R) game. Whether the National Indian Gaming Commission
(NIGC) or the Justice Department will agree with us is another matter.

"We have submitted MegaNanza to the NIGC for its approval. At present, MegaNanza is being reviewed by an independent laboratory that will report to the NIGC on precisely how the system and game are operated. We are working closely and cooperatively with the NIGC but we can't anticipate what they will decide. No one should be surprised if the NIGC rules against us. Even if the NIGC rules in our favor, we know from experience that the Justice Department can take its own action. We understand that some of our major customers have already decided to challenge any negative opinion or ruling regarding the Class II status of MegaNanza. We will just have to wait and see how things shake out. In the meantime, we have an exciting new game that MGAM and its tribal customers believe is Class II and that the players love."

Graves also commented on the NIGC's new ruling that a competitor's electronic pull-tab game was a Class III game. "The recent Cadillac Jack decision is still being analyzed by our legal team, but my first reaction is that it would be a mistake to read too much into this decision. It could cause certain tribes to pull this particular game, which might allow us to install more

MegaNanza stations. On the other hand, Cadillac Jack or some of its tribal customers will likely appeal to the courts for protection against enforcement of this decision.

"On a slightly different subject, the Company might decide it is necessary to modify its electronic pull-tab game, "e-Pull," as a result of the Cadillac Jack decision. This could delay the completion of e-Pull development by a couple of months. In related news, Mr. Mike Newell, a MGAM Vice President for many years, recently resigned to join the Cadillac Jack sales team. We continue to consider Mike to be a part of the MGAM family, and we wish him well in his new opportunity."

MGAM provides system services to gaming establishments. These services include designing and developing video lottery and interactive bingo games and TV game shows, delivering them over Betnet(TM), MGAM's proprietary broadband communication network, and providing interconnected electronic terminals for presenting these games to players. Betnet(TM) is a multi-channel network using intranets, local area networks, the Internet, closed-circuit satellite TV, and telephone lines. Additional information may be found at www.multimediagames.com.

These comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of Federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business-Risk Factors," contained in the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2000, which are incorporated herein by this reference.